NEWS RELEASE

                 ABRAXAS COMPLETES $200 MILLION DEBT REFINANCING

SAN ANTONIO, TX (October 29, 2004) - Abraxas Petroleum Corporation (AMEX:ABP) announced today that it has completed the refinancing of all of its outstanding indebtedness. In the refinancing, the Company will redeem its existing 11 1/2% secured notes due 2007 and repay all amounts under and terminate its existing credit facility, using the net proceeds from:

     o a private offering of $125 million of Floating Rate Senior Secured Notes due 2009 (the "Notes");

     o   its new $25 million bridge loan facility; and

     o   payment  to  Abraxas  by  its   wholly-owned   subsidiary,   Grey  Wolf
         Exploration Inc. ("Grey Wolf"), of $35 million from Grey Wolf's new term loan.

The Company has entered into a new $15 million senior secured revolving credit facility with a group of lenders led by Wells Fargo Foothill, Inc. The interest rate on the Notes is based on six month LIBOR plus 7.50% resulting in an initial interest rate of 9.72% per annum which resets semi-annually. The Company's obligations under the notes and the bridge loan will be guaranteed by certain of its subsidiaries and will be secured by all of the material assets of Abraxas and its subsidiaries, except Grey Wolf. Grey Wolf will be solely responsible for its term loan obligations. This refinancing removes certain covenants that have restricted the ability of Abraxas and Grey Wolf to make certain capital expenditures to expand their proved reserves and production. Durham Capital Corporation advised the Company in the refinancing. Guggenheim Capital Markets, LLC acted as initial purchaser in the Notes offering and Guggenheim Corporate Funding, LLC arranged both the Abraxas and the Grey Wolf term loans. Bob Watson, Abraxas' Chairman and CEO, commented, "This refinancing not only removes the restrictive covenants that limited our ability to aggressively develop our substantial undeveloped asset base but also allows us to separately finance our U.S. and Canadian subsidiaries to improve the returns on those assets." The Notes have not been registered under the Securities Act of 1933, as amended, and may not be resold in the United States without registration or an applicable exemption from registration under the Securities Act. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com